Exhibit 10.3
TRANSITION AND RETIREMENT AGREEMENT
This TRANSITION AND RETIREMENT AGREEMENT (this "Agreement") is made as of October 30, 2026, by and between Commercial Vehicle Group, Inc., a Delaware corporation (the "Company"), and James R. Ray, Jr. ("You"). The Company and You are each a "Party" and are collectively referred to herein as the "Parties".
WHEREAS, You have served as the President and Chief Executive Officer of the Company since December 20, 2023, pursuant to the offer letter between You and the Company dated December 8, 2023 (the "Offer Letter"), and have served as a member of the Board of Directors of the Company (the "Board") since March 2020;
WHEREAS, You and the Company are parties to that certain Change in Control & Non-Competition Agreement, dated as of December 20, 2023 (the "CIC Agreement");
WHEREAS, You have been granted the awards of restricted stock and the performance awards specified in Exhibit A (collectively, the "Equity Awards") pursuant to the Commercial Vehicle Group, Inc. 2020 Equity Incentive Plan, as amended and restated from time to time (the "Plan"), and the award agreements evidencing such Equity Awards (each, an "Award Agreement");
WHEREAS, the Board has appointed a successor President and Chief Executive Officer of the Company effective as of November 9, 2026 (the "Transition Date"), and You have advised the Company of your intention to retire from the Company; and
WHEREAS, the Parties desire to provide for an orderly transition of your duties and responsibilities and to set forth the terms of your continued employment with the Company from the Transition Date through January 5, 2027 (the "Retirement Date") and the terms of your retirement from the Company as of the Retirement Date.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to the following:
1.Resignation from Positions; Transition Period.
(a)Resignation from Positions. Effective as of the Transition Date, You hereby resign, and shall be deemed to have resigned, as President and Chief Executive Officer of the Company, as a member of the Board and any committee thereof, and from each other position You hold as an officer, director, manager, trustee, committee member or fiduciary of the Company, any of its subsidiaries or affiliates, or any employee benefit plan of the Company or its subsidiaries (the Company and its subsidiaries and affiliates, collectively, the "Company Group"), in each case other than your position as an employee of the Company as described in Section 1(b). You acknowledge and agree that your resignation from the Board is not the result of any disagreement with the Company on any matter relating to its operations, policies or practices. You shall execute such additional documentation as the Company may reasonably request to confirm or effectuate the foregoing, provided that the resignations set forth in this Section 1(a) shall be effective as of the Transition Date whether or not any such documentation is executed.

(b)Transition Period. From the Transition Date through the Retirement Date (the "Transition Period"), You shall continue to be employed by the Company as a non-executive employee with the title of Senior Advisor. During the Transition Period, You shall report to the Chief Executive Officer of the Company and shall provide such transition and advisory services as the Chief Executive Officer or the Board may reasonably request from time to time, including assisting with the orderly transition of your duties, responsibilities, knowledge and business relationships to your successor, and shall devote such business time and attention to such services as is reasonably necessary to perform them. You may perform such services remotely except to the extent the Chief Executive Officer reasonably requests otherwise. During the Transition Period, You shall not be an executive officer of the Company, shall have no authority to, and shall not, bind or hold yourself out as having authority to bind any member of the Company Group, and shall comply with all policies of the Company applicable to employees, including the Company's insider trading policy.
(c)Acknowledgement. You acknowledge and agree that the changes in your title, positions, duties, responsibilities, authority, reporting relationships and compensation contemplated by this Agreement are made with your consent and shall not constitute "Good Reason," a termination without "Cause," or any other event that would entitle You to any severance payment, salary continuation, bonus, benefit continuation, accelerated vesting or other termination-related payment or benefit under the CIC Agreement (including Section 7 thereof), the Offer Letter, the Plan, any Award Agreement or any other plan, program, policy, agreement or arrangement of the Company Group, and You hereby irrevocably waive any claim to the contrary.
(d)Early Termination. If, prior to the Retirement Date, (i) the Company terminates your employment without Cause (as defined in the CIC Agreement), or your employment terminates by reason of your death or Disability (as defined in the CIC Agreement), then, subject to your (or your estate's) satisfaction of the conditions set forth in Section 4 (other than the requirement of continued employment through the Retirement Date), the date of such termination shall be treated as the Retirement Date for all purposes of this Agreement and, in addition to the Retirement Benefits, the Company shall pay You (or your estate) the base salary You would have received under Section 2(a) had You remained employed through January 5, 2027, in a lump sum within thirty (30) days following such termination; or (ii) the Company terminates your employment for Cause or You resign from employment for any reason, then You shall be entitled only to the Accrued Obligations (as defined below) and shall forfeit any right to the Retirement Benefits.
2.Transition Period Compensation. During the Transition Period, (a) the Company shall continue to pay You your base salary at the annual rate in effect on the date hereof, prorated for partial periods and payable in accordance with the Company's regular payroll practices; (b) You shall remain eligible to receive the 2026 Annual Bonus as provided in Section 4(a); (c) as an employee of the Company, You shall remain eligible to participate in the employee benefit plans of the Company in which You participate as of the date hereof, subject to the terms and conditions of such plans as in effect from time to time; and (d) the Equity Awards shall continue to be governed by, and shall continue to vest in accordance with, the terms of the Plan and the applicable Award Agreements. You acknowledge that You shall not be entitled to any other compensation in respect of the Transition Period and shall not be eligible to receive any equity or other long-term incentive award, or to participate in any annual incentive plan, in respect of fiscal year 2027 or any later period.
3.Retirement; Accrued Obligations. Effective as of the Retirement Date, your employment with the Company Group shall terminate by reason of your voluntary retirement, and You shall cease to be an employee of each member of the Company Group for all purposes. Whether or not

You enter into this Agreement, the Company shall pay or provide to You, to the extent not already paid or provided: (a) your earned but unpaid base salary through the Retirement Date, payable on the Company's first regular payroll date following the Retirement Date; (b) any accrued but unused vacation, to the extent payable under the Company's policies or applicable law; (c) reimbursement of any unreimbursed business expenses properly incurred prior to the Retirement Date in accordance with Company policy; (d) any vested benefits to which You are entitled under the employee benefit plans of the Company Group (including the Company's 401(k) plan), in accordance with and subject to the terms of such plans; and (e) continuation coverage under the Company's group health plans at your sole expense to the extent provided by Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code") (collectively, the "Accrued Obligations"). The Parties agree that this Agreement satisfies, and the Company hereby waives, the advance written notice requirement set forth in Section 7(c) of the CIC Agreement.
4.Retirement Benefits. Subject to (i) your execution and non-revocation of this Agreement, (ii) your execution, on or within five (5) business days following the Retirement Date, and non-revocation of the Reaffirmation attached hereto as Exhibit B (the "Reaffirmation"), (iii) except as provided in Section 1(d), your continued employment with the Company through the Retirement Date, and (iv) your continued compliance with this Agreement and the Continuing Obligations (as defined below), the Company shall provide You with the following (collectively, the "Retirement Benefits"):
(a)2026 Annual Bonus. You shall remain eligible to receive an annual incentive bonus for the Company's 2026 fiscal year under the Company's annual incentive plan (the "2026 Annual Bonus"), in an amount determined by the Compensation Committee of the Board (the "Committee") based on the actual level of achievement of the applicable performance goals for the 2026 fiscal year, on the same basis as the other senior executive officers of the Company and without proration. The 2026 Annual Bonus, if any, shall be paid to You in a cash lump sum at the same time annual bonuses for the 2026 fiscal year are paid to the other senior executive officers of the Company, and in no event later than March 15, 2027. For the avoidance of doubt, You shall not be eligible for any annual incentive bonus in respect of the 2027 fiscal year.
(b)Retirement Treatment of Equity Awards. The Company and You acknowledge and agree that your termination of employment on the Retirement Date constitutes a termination of employment other than for Cause on or after your "Rule of 66 Date" (as defined in the applicable Award Agreements) and a "Retirement" for purposes of the Plan, and that the Board, with the approval of a majority of its independent directors, has approved such treatment. Accordingly, the Equity Awards shall receive the retirement treatment provided for in the Plan and the applicable Award Agreements, which the Parties agree is as follows: (i) each award of restricted shares of the Company's common stock listed on Exhibit A that remains outstanding and unvested as of the Retirement Date (collectively, the "Unvested Restricted Shares") shall vest and become nonforfeitable as of the Retirement Date, and the Company shall release the certificates (or book-entry positions) representing the Unvested Restricted Shares to You, net of any shares withheld to satisfy applicable tax withholding obligations in accordance with the applicable Award Agreement, within thirty (30) days following the Retirement Date; and (ii) each performance award listed on Exhibit A (whether payable in shares of the Company's common stock or in cash) that remains outstanding and unearned as of the Retirement Date (collectively, the "Performance Awards") shall not be forfeited upon the Retirement Date and shall instead be earned on a pro rata basis and paid based on the actual level of achievement of the applicable performance goals measured through the end of the applicable performance period, as determined by the Committee, as if You had remained an active employee of the Company through the end of such performance period (including the vesting date specified in the applicable Award Agreement), with the pro rata portion determined by multiplying the amount so earned by a fraction, the numerator of which is the number of days from the first day of the applicable performance period through and including the Retirement Date and the denominator of which is the total number of days in the applicable performance period, as set forth on Exhibit A. Any earned Performance Award shall be paid or settled at the same time Performance Awards for the same performance period are paid or settled to the other participants in accordance with the applicable Award Agreement, and in no event later than March 15 of the calendar year following the calendar year in which the applicable performance period ends. Any portion of a Performance Award that is not earned in accordance with this Section 4(b) shall be forfeited for no consideration. The Unvested Restricted Shares granted on June 10, 2025 and June 2, 2026 shall not be disposed of, directly or indirectly, for a period of one-year after vesting.
(c)2024 Performance Award. The Parties acknowledge that the performance period applicable to the performance award granted to You on March 28, 2024 ends on December 31, 2026, prior to the Retirement Date, and that such award shall be earned and paid in accordance with its terms based on actual performance and without proration, at the same time such awards are paid to the other participants.
(d)Equity Awards Generally. Except as expressly provided in this Section 4, the Equity Awards shall remain subject in all respects to the terms of the Plan and the applicable Award Agreements. You acknowledge that, except for the Equity Awards listed on Exhibit A, You hold no other equity or equity-based awards of any member of the Company Group, and that any Equity Award (or portion thereof) that does not vest or become earned pursuant to this Agreement or the applicable Award Agreement shall be forfeited for no consideration.
(e)Sufficiency of Consideration. You acknowledge and agree that the Retirement Benefits, including the 2026 Annual Bonus and the Company's agreement to the treatment of the Equity Awards set forth in this Section 4, include payments and benefits to which You would not otherwise be entitled upon a voluntary termination of employment under the CIC Agreement, the Offer Letter or otherwise, and constitute good and valuable consideration for the release and other covenants set forth in this Agreement and the Reaffirmation.
5.No Other Compensation; Effect on Existing Agreements. You acknowledge and agree that (a) your retirement as of the Retirement Date constitutes a voluntary termination of employment by You; (b) You are not entitled to, and hereby waive any claim to, any severance payment, salary continuation, bonus, benefit continuation, accelerated or continued vesting or other termination-related payment or benefit under Section 7 of the CIC Agreement, the Offer Letter or any severance plan, program, policy or arrangement of the Company Group; and (c) the Retirement Benefits and the other payments and benefits provided under this Agreement are in full satisfaction of, and replace and supersede, the compensation and termination-related provisions of the Offer Letter and the CIC Agreement (including Sections 1, 2, 3, 4 and 7 of the CIC Agreement), which provisions shall be of no further force or effect as of the Effective Date (as defined below). Notwithstanding the foregoing, Sections 5, 6, 8, 9, 10, 11, 13 and 16 of the CIC Agreement, and the restrictive covenant, confidentiality and intellectual property provisions of the Award Agreements (collectively, the "Surviving Provisions"), shall remain unchanged and shall continue in full force and effect and be enforceable in accordance with their terms, and nothing in this Agreement shall limit or otherwise affect the Surviving Provisions.
6.Release. In consideration of and subject to the performance by the Company of its material obligations under Sections 2, 3 and 4 of this Agreement and in consideration of the benefits to You hereunder, You do hereby voluntarily, unconditionally, irrevocably and absolutely release and forever discharge the Company and each other member of the Company Group, and all of their respective present and former stockholders, directors, officers, employees, agents, representatives, attorneys, insurers, benefit plans (and the fiduciaries and administrators of such plans), successors and assigns (collectively, the "Released Parties"), from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, losses, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys' fees, or liabilities of any nature whatsoever, both past and present and whether known or unknown, in law or equity, suspected or claimed (each, a "Claim"), against the Company or any of the Released Parties which You or any of your heirs, executors, administrators, successors or assigns may have, including (without limitation) (a) from the beginning of time through the date upon which You execute this Agreement; (b) arising from or in any way related to your employment or service with, or the termination of your employment or service with, any of the Released Parties through the date upon which You execute this Agreement; (c) arising from or in any way related to any agreement with any of the Released Parties, including the Offer Letter and the CIC Agreement, through the date upon which You execute this Agreement; and/or (d) arising from or in any way related to awards, policies, plans, programs or practices of any of the Released Parties that may apply to You or in which You participate through the date upon which You execute this Agreement, in each case, including, but not limited to, under any federal, state or local law, act, statute, code, order, judgment, injunction, ruling, decree or writ, ordinance or regulation, including, but not limited to, any Claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (the "ADEA"), the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (other than claims for vested benefits), the Family and Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act of 2002, Section 1981 of the Civil Rights Act of 1866, Chapter 4112 of the Ohio Revised Code, and any other federal, state or local law relating to employment, discrimination, retaliation, wages or compensation, each as amended, and any Claim under common law, including Claims for breach of contract, wrongful discharge, promissory estoppel, defamation, infliction of emotional distress or any other tort. It is your intention in executing this Agreement that it will be effective as a bar to each and every Claim mentioned or implied in this Agreement. Notwithstanding the foregoing, your release under this Section 6 does not discharge or waive (i) any rights to payments and benefits provided under this Agreement, including the Accrued Obligations and the Retirement Benefits; (ii) any rights to indemnification, advancement of expenses or contribution You may have under the Company's certificate of incorporation or bylaws, any indemnification agreement between You and the Company, applicable law or any directors' and officers' liability insurance policy maintained by the Company Group; (iii) any claims You may have solely in your capacity as a stockholder of the Company; (iv) claims for vested and/or accrued benefits under employee benefit plans in accordance with the terms and conditions and subject to the applicable governing documents thereof; (v) claims that cannot be waived under applicable law; or (vi) any Claim arising from acts or omissions occurring after the date upon which You execute this Agreement.
7.Protected Rights. Nothing in this Agreement, the Reaffirmation, the CIC Agreement, any Award Agreement or any other agreement between You and any member of the Company Group shall prohibit or restrict You from (a) filing a charge or complaint with, communicating with, providing information to, or participating in any investigation or proceeding conducted by, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Ohio Civil Rights Commission or any other federal, state or local governmental agency or commission (each, a "Government Agency"), in each case without notice to or consent from the Company; (b) receiving an award for information provided to any Government Agency, including under Section 21F of the Exchange Act; (c) exercising any rights You may have under Section 7 of the National Labor Relations Act; (d) testifying truthfully in any legal proceeding; or (e) making other disclosures that are protected under the whistleblower provisions of applicable law. Notwithstanding the foregoing, to the maximum extent permitted by law, You waive any right to recover any individual monetary relief from the Released Parties in connection with any charge, complaint or proceeding described in clause (a), other than an award from a Government Agency for information provided to such Government Agency. Pursuant to the Defend Trade Secrets Act of 2016, You acknowledge that You shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
8.Cooperation. During the Transition Period and thereafter, upon the receipt of reasonable notice from the Company (including outside counsel), You agree that You will respond and provide information with regard to matters in which You have knowledge as a result of your employment with or service to the Company Group, and will provide reasonable assistance to the Company Group and its representatives in the defense of all claims that may be made against any member of the Company Group, and will assist the Company Group in the prosecution of all claims that may be made by any member of the Company Group, to the extent that such claims may relate to the period of your employment with or service to the Company Group. You agree to promptly inform the Company if You become aware of any lawsuit involving such claims that may be filed or threatened against any member of the Company Group. You also agree to promptly inform the Company (to the extent that You are legally permitted to do so) if You are asked to assist in any investigation of any member of the Company Group (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against any member of the Company Group with respect to such investigation, and shall not do so unless legally required; provided that nothing in this Section 8 shall limit your rights under Section 7. Following the Retirement Date, the Company shall use reasonable efforts to schedule any such cooperation so as not to unreasonably interfere with your other business or personal commitments, and shall reimburse You for reasonable, documented out-of-pocket expenses incurred in connection with such cooperation.
9.Continuing Obligations. You acknowledge and agree that the Surviving Provisions, including the confidentiality, non-competition, non-solicitation, non-disparagement, inventions and intellectual property assignment, and return of property obligations set forth in Sections 5 and 6 of the CIC Agreement and in the Award Agreements (collectively, the "Continuing Obligations"), shall continue to apply in accordance with their terms, and that for purposes of the Continuing Obligations the termination of your employment shall be deemed to occur on the Retirement Date. The Company acknowledges that its obligations under the second sentence of the non-disparagement provision of Section 5 of the CIC Agreement shall continue to apply in accordance with their terms, and the Company shall instruct the members of the Board and the executive officers of the Company not to make negative comments about or otherwise disparage You during the period provided therein. Nothing in this Section 9 shall limit your rights under Section 7 or prevent either Party from making truthful statements in response to legal process, required governmental testimony or filings, or in administrative, arbitral or judicial proceedings.
10.Return of Property. On or prior to the Retirement Date (or such earlier time as requested by the Company), You shall return all property belonging to the Company Group (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, credit cards, keys and access cards, and all documents, records and other property belonging to the Company Group, including all Confidential Information and Documents (each as defined in the CIC Agreement)), without destruction, manipulation or removal of any information other than personal information. You may retain your personal contacts and similar address books, provided that such items only include contact information, and copies of this Agreement, the Offer Letter, the CIC Agreement, the Award Agreements and documents relating to your personal compensation and benefits.
11.Indemnification; Insurance. Nothing in this Agreement shall limit or otherwise affect any rights You have to indemnification, advancement of expenses or contribution under the Company's certificate of incorporation or bylaws, any indemnification agreement between You and the Company or applicable law, in each case with respect to your service as an officer, director or employee of any member of the Company Group, and the Company shall continue to cover You under its directors' and officers' liability insurance policies with respect to such service on the same basis as other former officers and directors of the Company.
12.Representations and Acknowledgements. You understand that You may later discover Claims or facts that may be different than, or in addition to, those which You now know or believe to exist with regard to the subject matter of the general release contained in Section 6, and which, if known at the time of executing this Agreement, may have materially affected the general release or your decision to enter into this Agreement. You hereby waive any right or Claim that might arise as a result of such different or additional Claims or facts. You represent to each of the Released Parties that at no time prior to the execution of this Agreement have You filed or caused or permitted the filing of any Claim which You may now have or have ever had against any of the Released Parties. You represent that You have made no assignment or transfer of any right or Claim covered by this Agreement and You agree that You are not aware of any such right or Claim. You further represent that You have been paid all compensation due and owing to You through the date hereof, that You have received all leave to which You were entitled, and that You are not aware of any facts that would constitute a violation by any member of the Company Group of any law, regulation or Company policy that You have not reported to the Company. Notwithstanding the foregoing, You acknowledge that You are not waiving and are not being required to waive any right that cannot be waived under law, including the rights described in Section 7.
13.Voluntary Execution; Consideration and Revocation Periods. You acknowledge that You have entered into this Agreement voluntarily, freely, without coercion and for good and valuable consideration, that You have been advised by the Company in writing to consult with counsel of your choice, that You have had adequate opportunity to so consult, and that You have been given all time periods required by law to consider this Agreement (the "Consideration Period"). You understand that You have twenty-one (21) calendar days following your receipt of this Agreement to consider the terms of this Agreement. You may execute this Agreement sooner, but agree that such execution will represent your knowing and voluntary waiver of the remainder of the Consideration Period, and that any changes to this Agreement, whether material or immaterial, shall not restart the Consideration Period. You further acknowledge that within the seven (7) day period following your execution of this Agreement (the "Revocation Period"), You will have the unilateral right to revoke this Agreement, and the Company's obligations hereunder will become effective only upon the expiration of the Revocation Period without your revocation hereof. Such revocation must be in writing and must be delivered by email to Aneezal H. Mohamed, Chief Legal Officer, at Aneezal.Mohamed@cvgrp.com. In order to be effective, notice of your revocation of this Agreement must be received by the Company on or before the last day of the Revocation Period. On the eighth (8th) day after You have executed this Agreement without revoking your consent, this Agreement shall become effective and irrevocable (the "Effective Date"). If You revoke this Agreement, the resignations set forth in Section 1(a) shall nonetheless remain effective as of the Transition Date, and You shall not be entitled to the Retirement Benefits.

14.Section 409A. The Parties intend that the payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Code and the Treasury Regulations and other official guidance promulgated thereunder (collectively, "Section 409A"), and this Agreement shall be interpreted and administered consistent with such intent. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A, and any payment that is to be made within a specified period following a date shall be made at such time within such period as the Company determines in its sole discretion. To the extent any payment or benefit under this Agreement that constitutes nonqualified deferred compensation subject to Section 409A is payable upon your termination of employment, such payment or benefit shall be made or provided only upon your "separation from service" within the meaning of Section 409A, and if You are a "specified employee" (within the meaning of Section 409A) on the date of such separation from service, such payment or benefit shall be delayed to the extent required by, and in the manner set forth in, Section 16(b) of the CIC Agreement. To the extent any period during which You may consider and execute this Agreement or the Reaffirmation begins in one calendar year and ends in the following calendar year, any payment conditioned thereon that constitutes nonqualified deferred compensation subject to Section 409A shall be made in the later calendar year. In no event shall any member of the Company Group be liable for any additional tax, interest or penalty that may be imposed on You under Section 409A.
15.Clawback. You acknowledge and agree that the 2026 Annual Bonus, the Equity Awards and any other incentive-based compensation paid or payable to You by the Company Group are and shall remain subject to recoupment in accordance with the Company's Clawback Policy on Incentive Compensation and Time-Based Equity Grants Upon the Material Restatement of Financial Statements, as in effect from time to time, and any other clawback or recoupment policy of the Company required by applicable law or stock exchange listing standards (collectively, the "Clawback Policy"), and that the terms of the Clawback Policy shall survive the Retirement Date.
16.Entire Agreement; Assignment; Amendments. Except as otherwise expressly provided herein, this Agreement (including the Exhibits hereto) constitutes the entire agreement between You and the Company with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between You and the Company with respect to the subject matter hereof, whether written or oral; provided that the Plan, the Award Agreements (as applied in accordance with Section 4), the Surviving Provisions, the Clawback Policy and any indemnification agreement between You and the Company shall remain in full force and effect in accordance with their terms. The Parties represent that, in executing this Agreement, each Party has not relied upon any representation or statement made by the other Party, other than those set forth in this Agreement, with regard to the subject matter, basis or effect of this Agreement. You acknowledge that, except as provided in this Agreement or as otherwise required by applicable law, You will not receive any additional compensation, severance or other benefits of any kind following the Retirement Date. You shall not assign any rights, or delegate or subcontract any obligations, under this Agreement, except that your rights to payments hereunder shall inure to the benefit of your estate and heirs upon your death. The Company may assign all rights and obligations of this Agreement to any successor to all or substantially all of the business or assets of the Company, and shall require any such successor to expressly assume this Agreement. This Agreement may be amended or modified only by a written instrument executed by You and an authorized representative of the Company.
17.No Strict Construction. The language used in this Agreement will be deemed to be the language mutually chosen by the Parties to reflect their mutual intent, and no doctrine of strict construction will be applied against any Party.

18.No Admission of Liability. Nothing herein will be deemed or construed to represent an admission by the Company or the Released Parties of any violation of law or other wrongdoing of any kind whatsoever.
19.Third-Party Beneficiaries. The Released Parties are intended third-party beneficiaries of this Agreement, and this Agreement may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.
20.Governing Law; Jurisdiction and Venue. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Ohio without reference to its choice of law rules. Section 8(b) of the CIC Agreement shall apply to this Agreement, mutatis mutandis.
21.Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will otherwise remain in full force and effect, or invalidate or render unenforceable such term or provision in any other jurisdiction.
22.Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed to be an original and all of which taken together will constitute one and the same agreement. A PDF or electronic signature shall operate the same as an original signature and shall be considered to have the same binding legal effect as if it were the original signed version of this Agreement delivered in person.
23.Waivers. No waiver by either Party of a breach of any provision of this Agreement by the other Party, or of compliance with any condition or provision of this Agreement to be performed by such other Party, will operate or be construed as a waiver of any subsequent breach by such other Party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either Party hereto to take any action by reason of any breach will not deprive such Party of the right to take action at any time.
24.Tax Withholding. All payments and benefits hereunder are subject to all applicable tax withholdings and other deductions required by law.
25.Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed given when delivered personally, by nationally recognized overnight courier, or by email with confirmation of transmission, to the Company at 7800 Walton Parkway, New Albany, Ohio 43054, Attention: Chief Legal Officer, and to You at the most recent address or personal email address on file with the Company, or to such other address as either Party may designate by notice to the other.
26.Headings. The headings of the Sections and subsections of this Agreement are for purposes of convenience only, and will not be deemed to amend, modify, expand, limit or in any way affect the meaning of any of the provisions hereof.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date(s) set forth below.

COMMERCIAL VEHICLE GROUP, INC.

By:    /s/ William Johnson
Name:    William Johnson
Title:    Chairman of the Board of Directors

EXECUTIVE

/s/ James Ray
James R. Ray, Jr.

Exhibit A

Restricted Shares	Date of Grant	Remaining Unvested Shares	Retirement / Vesting Date
2023 Restricted Shares Awarded	12/20/2023	72,365	12/18/2026
2025 Restricted Shares Awarded	6/10/2025	451,656	12/18/2026
2026 Restricted Shares Awarded	6/2/2026	420,110	1/4/2027

Performance Awards (if earned)	Year of Grant	Vesting Date	Shares Granted	Pro-rate %	Pro-rate #
2024 Performance Units - settled in shares	2024	12/31/2026	140,060	100%	140,060
2024 Performance Units - settled in cash	2024	12/31/2026	140,060	100%	140,060
2025 Performance Units - settled in shares	2025	12/31/2027	603,774	67%	402,516
2025 Performance Units - settled in cash	2025	12/31/2027	603,774	67%	402,516
2026 Performance Units - settled in shares	2026	12/31/2028	251,309	33%	83,770
2026 Performance Units - settled in cash	2026	12/31/2028	251,309	33%	83,770

Exhibit B
Form of Reaffirmation
This Reaffirmation (this "Reaffirmation") is delivered by James R. Ray, Jr. ("You") pursuant to Section 4 of the Transition and Retirement Agreement, dated as of October 30, 2026 (the "Agreement"), by and between Commercial Vehicle Group, Inc. (the "Company") and You. Capitalized terms used but not defined in this Reaffirmation have the meanings given to them in the Agreement.
1.    Reaffirmation of Release. In consideration of the Retirement Benefits, You hereby reaffirm, and agree to be bound by, the release of Claims set forth in Section 6 of the Agreement and the representations and acknowledgements set forth in Section 12 of the Agreement, in each case as if made on the date You execute this Reaffirmation, such that the release set forth in Section 6 of the Agreement shall extend to and cover all Claims arising through the date upon which You execute this Reaffirmation, including any Claims arising from or in any way related to your employment during the Transition Period and the termination of your employment on the Retirement Date. The exclusions from the release set forth in Section 6 of the Agreement and the Protected Rights set forth in Section 7 of the Agreement shall apply to this Reaffirmation.
2.    Continuing Obligations. You acknowledge and reaffirm the Continuing Obligations and your obligations under Sections 8, 9 and 10 of the Agreement, and You represent that You have complied with the Agreement and the Continuing Obligations through the date hereof and have returned all property of the Company Group in accordance with Section 10 of the Agreement.
3.    Consideration and Revocation Periods. You acknowledge that You have been advised by the Company in writing to consult with counsel of your choice before executing this Reaffirmation, that You have been given at least twenty-one (21) calendar days to consider this Reaffirmation (which period began on the date You received the Agreement), and that You may not execute this Reaffirmation prior to the Retirement Date. You may revoke this Reaffirmation within the seven (7) day period following your execution of it by delivering written notice of revocation in the manner set forth in Section 13 of the Agreement. This Reaffirmation shall become effective and irrevocable on the eighth (8th) day after You execute it without having revoked it. If You do not execute this Reaffirmation within five (5) business days following the Retirement Date, or if You revoke it, You shall not be entitled to the Retirement Benefits.
4.    Miscellaneous. Sections 14 through 26 of the Agreement shall apply to this Reaffirmation, mutatis mutandis.

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James R. Ray, Jr.

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